     Exhibit (h)(26)
Calamos Investment Trust
Amendment to Internet Access Agreement
     This is an amendment (the “Amendment”) to the Internet Access Agreement, dated September 11, 2000, by and between Calamos Investment Trust and U.S. Bancorp Fund Services, LLC, (as amended, restated, modified or supplemented from time to time, collectively, the “Agreement”).
     In consideration of the mutual covenants and agreements contained herein, the parties agree to the following amendments to the Agreement:
(1)	The separate series of Calamos Investment Trust set forth on each of Exhibit A and Exhibit B of the Agreement are hereby replaced with the following:
Name of Series
Calamos Growth Fund
Calamos Blue Chip Fund
Calamos Value Fund
Calamos Growth and Income Fund
Calamos International Growth Fund
Calamos Global Growth and Income Fund
Calamos High Yield Fund
Calamos Convertible Fund
Calamos Market Neutral Income Fund
Calamos Multi-Fund Blend
Calamos Global Equity Fund
Calamos Total Return Bond Fund
Calamos Evolving World Growth Fund
Calamos Discovery Growth Fund
     All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall govern.
     Each party represents that the undersigned has full power and authority to execute this Amendment and bind such party according to the terms herein.
Dated: December 16, 2009
Calamos Investment Trust

By:	/s/ Stathy Darcy
Name: Stathy Darcy
Title: Secretary
U.S. Bancorp Fund Services, LLC

By:	/s/ Ian Martin
Name:	Ian Martin
Title:	Executive Vice President